Exhibit 10.1
July 9, 1997

Mr. James F. Finucane
78 Seney Drive
Bernardsville, NJ  07924

Dear Jim,

On behalf of Shiva Corporation, I am pleased to offer you the position of Senior Vice President, Engineering reporting directly to me.

Your initial base compensation will be $7884.62 bi-weekly, which is $205,000 annualized. You will be eligible for a 50% bonus based on the Shiva Bonus Plan guidelines. Your recurring compensation will include a base salary and an annual bonus based on the company meeting its operating plan and other objectives set between us and with the Board of Directors.

Under the terms of the Shiva Corporation 1988 Stock Option Plan, stock option grants are subject to approval and grant by the Compensation Committee of the Board of Directors. Shiva Corporation management will recommend to the Compensation Committee that you be granted an initial stock grant in the amount of 275,000 shares at the time of the next Compensation Committee meeting after your start date or written consent in lieu of such meeting, according to the then current standard stock option terms and conditions. Your initial vesting schedule is as follows:

     68,750 (25%) will vest immediately upon date of grant
     17,187.5 (6.25%) will vest 1 year after date of grant and 17,187.5 (6.25%) will continue to vest quarterly for the remaining eleven quarters thereafter.

In the event of a change of control of Shiva within one year of your start date, 50% of your outstanding options will vest immediately. In the event of a change of control of Shiva after one year of your You are entitled to participate immediately upon your start date in our benefit programs. Shiva expects that you will be pleased with the company's medical and disability programs. Reasonable relocation and family visit expenses will be provided.

After the completion of 60 days of employment you will receive a hiring bonus of $40,000.

In the event of your termination other than for cause, you will be eligible to receive severance pay for one year or until you find other suitable employment.

This offer is contingent upon your compliance with the Immigration Reform and Control Act. In addition, enclosed is a Non-Disclosure Agreement and I-9 Form for your review that all Shiva employees are required to sign.

We look forward to your joining Shiva. If you have any questions, please do not hesitate to call me at 617-270-8890.

Sincerely,


James L. Zucco, Jr.
President & COO
Shiva Corporation


Acceptance:
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